Exhibit 99(a)

News Release

Contact:	Media:	Hugh Imhof (509) 994-3885	hugh.imhof@avistacorp.com
	Investors:	Angela Teed (509) 495-2930	angela.teed@avistacorp.com

FOR IMMEDIATE RELEASE:
July 24, 2003
2:00 p.m. EDT

FERC Judge Will Certify Avista Agreement to Commission
Judge concludes that there are no unresolved issues in the Avista case

Spokane, Wash.: Federal Energy Regulatory Commission (FERC) Chief Administrative Law Judge Curtis L. Wagner Jr. today granted a motion for reconsideration filed earlier this month by FERC Trial Staff and said that he will certify an agreement to the FERC commissioners that would resolve an ongoing investigation of Avista Corp. (NYSE: AVA).

     In granting the FERC Trial Staff motion today, Judge Wagner concluded “that there are no unresolved issues of material fact and that the record is sufficient for the commission to make a determination on the merits of the settlement . . .”

     FERC Trial Staff filed its motion with Judge Wagner on July 10 asking for clarification and reconsideration of his June 25 ruling in which he had declined to certify an agreement to the FERC commissioners that would resolve the year-long investigation into Avista’s energy trading practices. In its motion, Trial Staff requested that the agreement to resolve Avista’s case be certified to the commission for its approval without the need for a further hearing.

     FERC trial staff and Avista agreed to resolve the case in January after an extensive investigation. Trial Staff concluded there was neither evidence that Avista had knowingly engaged in or facilitated any improper trading strategies nor that Avista engaged in efforts to manipulate western energy markets, and that Avista cooperated fully with the staff investigation.

     “This is very positive news for our company. We have cooperated fully with FERC Trial Staff from the outset of this investigation. This is a major step forward in successfully resolving this issue,” said Gary G. Ely, chairman, president and chief executive officer of Avista Corp.

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Page Two FERC Judge Will Certify Avista Agreement to Commission

     Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista’s non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA” and its Internet address is www.avistacorp.com.

     Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

     This news release contains forward-looking statements regarding the company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations.

     These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2002, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

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